Exhibit 99.1

For Immediate Release

IR Contact
Jody Burfening
Lippert/Heilshorn & Associates
cwitty@lhai.com
(212) 838-3777

QSGI to Trade on the OTC under Ticker QSGI

HIGHTSTOWN, NJ - November 29, 2006 - QSGI INC. (OTC:BB QSGI) today announced that it will begin trading on the OTC under the ticker symbol QSGI effective today. QSGI has voluntarily withdrawn the listing of its common stock from NYSE Arca, Inc., formerly the Pacific Exchange, to increase the liquidity of its shares and broaden the company's market visibility. Trading on the exchange has ceased as of the close of trading today.

About QSGI
QSGI is the only data security and regulatory compliance provider offering a full suite of end-of-life and other life-cycle services for a Fortune 1000 corporation’s and government client’s entire information technology (IT) platform. QSGI offsets its clients’ expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its clients' potential liability by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products. Given the sensitive nature of the company’s client relationships, it does not provide the names of its clients.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results. QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

# # #